Exhibit No. 10.31

                              CONSULTING AGREEMENT


This Consulting Agreement ("Agreement") is made and effective this 25th day of August, 2000 by and between James Dale Davidson ("Consultant") and Natural Solutions Corporation ("Company").

Now, therefore, Consultant and Company agree as follows:

1.       Engagement

Company hereby engages Consultant, and Consultant accepts engagement, to serve as a consultant to Company. Consultant shall provide the following services to Company.

i.   advise Company in developing its business strategy.

ii.  assist  Company's  management  and legal  counsel  in  preparing  Company's
     business  plan,   private   placement   memorandum   and  other   financing
     documentation; and

iii. advise Company in developing marketing strategies and identifying joint venture partners for introducing and marketing its products in various jurisdictions.

If requested in writing by Company, Consultant agrees, at no additional compensation, to serve as director as a condition to the continuation of this Agreement.

2.       Term

Unless sooner terminated pursuant to the terms of this Agreement, Consultant shall provide services to Company pursuant to this Agreement for a term commencing on the date hereof and ending on the first anniversary hereof. This Agreement shall be automatically renewed on each anniversary unless either party shall give the other not less than thirty days' written notice of its intent not to renew.

3.       Place of Work

Consultant shall render services primarily at Consultant's offices, but will, upon request, provide the services at Company offices or such other places as reasonably requested by Company as appropriate for the performance of particular services.

4.       Time

Company relies upon Consultant to devote sufficient time as is reasonably necessary to fulfill the spirit and purpose of this Agreement.

5.       Compensation

Company shall pay Consultant $2,500 per month for services performed pursuant to this Ageement. Payment shall be made monthly in arrears

Company shall bear all of Consultant's reasonable expenses approved in writing by the Company incurred in the performance of this Agreement.

Company shall pay Consultant quarterly bonuses equal to one percent of net increases in "market capitalization" from the beginning date of the quarter through the ending date of such quarter. "Market capitalization" shall be defined as the number of shares of each equity security issued and outstanding multiplied by the most recent share sale price. If the security is publicly traded, the price shall be equal to the average of the daily closing bid and ask prices for the thirty-day period immediately preceding the determination date. The determination date shall be the last day of each fiscal quarter. The bonus shall be payable within fifteen days thereafter, 10% in cash, and 90% in Company common stock. The initial "market capitalization" is deemed to be $10 million, and the initial number of shares is deemed to be 20,026,540.

For example, if Company's "market capitalization" is $10,000,000 in Quarter 1 and rises to $20,000,000 in Quarter 2, Company shall pay Consultant a bonus equal to one percent of $10,000,000 ($20,000,000 - $10,000,000). If in Quarter
3, Company's "market capitalization" remains at $20,000,000, Company shall not pay Consultant any bonus for Quarter 3. If in Quarter 4, Company's "market capitalization" rises to $40,000,000. Company shall again pay Consultant a bonus equal to one percent of $20,000,000 ($40,000,000 - 20,000,000).

Notwithstanding the foregoing, if the market capitalization falls from one quarter to the next, no bonus shall be payable unless and until the market capitalization thereafter increases to such a level that it has exceeded its previous highest level.

For example: If the Company's market capitalization is $10,000,000 in Quarter 1, and falls to $7,000,000 in Quarter 2, no bonus shall be payable in Quarter 2 or in any subsequent quarter unless and until the market capitalization in such subsequent quarter has exceeded $10,000,000.

For purposes of determining the bonus hereunder, "market capitalization" shall not include any subsequent investments by any current shareholder who owns more than five percent (5%) of the issued and outstanding capital stock of the Company until the quarter after such investment has occurred, and then only to the extent that the per share price of the stock increases after such quarter. By way of example, if the per share price for purposes of determining market capitalization is calculated to be $0.50 per share and there are 20 million shares issued and outstanding, and a five percent (5%) shareholder invests $1,000,000 to buy 2 million shares, the bonus at the end of the quarter in which the shareholder invests shall be calculated based on 20 million shares and a per share price of $0.50. At the end of the next quarter, if the per share price has increased above $0.50, the bonus shall be calculated based on 22 million shares and the then current share price. If the per share price has not increased above $0.50, the bonus shall continue to be calculated based on 20 million shares until the per share price has increased above $0.50.


6.       Covenant Not to Compete

During the term of the Agreement and for a period of one year after, Consultant shall not, directly or indirectly, either for his own account, as a partner, shareholder, officer, director, employee, consultant, contractor, agent or otherwise; own, manage, operate, control, be employed by, participate in, consult with, perform services for, or otherwise be connected with any business the same as or similar to the business conducted by the Company. In the event any of the provisions of this Section 6 are determined to be invalid by reason of this scope or duration, this Section 6 shall be deemed modified to the extent required to cure the invalidity. In the event of a breach, or a threatened breach, of this Section 6, Company shall be entitled to obtain an injunction restraining the commitments or continuance of the breach, as well as any other legal or equitable remedies permitted by law. Notwithstanding anything to the contrary contained in this Section 6, the Consultant may participate in any capacity with the entities listed on Exhibit A hereto.

7.       Confidentiality

During the term of this Agreement, and for two years thereafter, Consultant shall not, with the prior written consent of Company, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Agreement shall mean Company's proprietary and confidential information including, but not limited, customer lists, business plans, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes. Confidential Information shall not include any information that:

A.       is disclosed by Company without restriction;

B.       becomes publicly available through no act of Consultant;

C.       is rightfully received by Consultant from a third party.

8.       Termination

Company or Consultant may terminate this Agreement for any reason, with or without cause, upon ten (10) days' prior notice to the other party. Upon termination, all services and all compensation shall cease, except that if the Company terminates this Agreement other than for cause, the Consultant shall be eligible for the quarterly bonus for the quarter of the termination and for one additional quarter.

9.       Compensation Agreement

Consultant is and throughout this Agreement shall be an independent contractor and not an employee of Company. Consultant shall not be entitled to nor receive any benefit normally provided to Company's employees such as, but not limited to, vacation payment, retirement, health career, workers' compensation, unemployment compensation, or sick pay. Company shall not be responsible for withholding income or other taxes from the payments made to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement, indemnifying and holding Company harmless therefrom.

10.      Tools and Supplies

Unless otherwise agreed to by Company in advance, Consultant shall be solely responsible for procuring, paying for and maintaining any computer equipment, software, paper, tools or supplies necessary or appropriate for the performance of Consultant's services hereunder.

11.      Controlling Law

This Agreement shall be governed by and construed in accordance with the laws of Virginia without regard to the choice-of-law principles thereof and any disputes shall be solely resolved in its courts.

12.      Headings

The headings in the Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

13.      Final Agreement

This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

14.      Notices

Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier as follows:


If to Consultant:
                  James Davidson
                  321 St. Asaph Street
                  Alexandria, Virginia 22314

                  If to Company:
                  Natural Solutions Corporation
                  % M.G. Robertson, Chairman
                  977 Centerville Turnpike, SHB 301
                  Virginia Beach, Virginia 23463

15.      Severability

If any term of this agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                                                   NATURAL SOLUTIONS CORPORATION



/s/ James Dale Davidson                                    /s/ M.G. Robertson
James Dale Davidson                                        M.G. "Pat" Robertson
                                                           Chairman of the Board